Exhibit 5.1

May 20, 2002

Board of Directors
Martek Biosciences Corporation
6480 Dobbin Road
Columbia, MD 21045

Ladies and Gentlemen:

     We are acting as counsel to Martek Biosciences Corporation, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the resale of up to 1,765,804 shares of the Company’s common stock, par value $.10 per share (the “Merger Shares”) issued pursuant to the Agreement and Plan of Merger dated as of March 25, 2002, among the Company, OmegaTech, Inc., and OGTAQ Corp., as amended by the First Amendment to the Agreement and Plan of Merger dated as of April 24, 2002 (the “Merger Agreement”), and the resale of up to 10,502 shares of the Company’s common stock (the “Option Shares” and collectively with the Merger Shares, the “Shares”) to be issued upon the exercise of certain options assumed by the Company in connection with the Merger Agreement, all of which Shares are to be sold by certain selling stockholders (the “Selling Stockholders”) named in the Registration Statement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Certificate of Merger merging OGTAQ Corp., a wholly owned subsidiary of the Company, with and into OmegaTech, Inc. (the “Merger”), as certified by the Secretary of State of the State of Delaware on April 25, 2002, and as certified by the

Martek Biosciences Corporation
May 20, 2002

Senior Vice President and General Counsel of the Company on the date hereof as being complete, accurate, and in effect.

3.	An executed copy of the Merger Agreement.

4.	Copies of individual non plan option agreements to purchase up to 10,502 shares of the Company’s Common Stock assumed in the Merger (the “Option Agreements”).

5.	The Certificate of Incorporation of the Company, as certified by the Secretary of the State of the State of Delaware on April 5, 2002 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

6.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

7.	Resolutions of the Board of Directors of the Company duly adopted on March 19, 2002 at a meeting of the Board of Directors and by Unanimous Consent of Directors on April 23, 2002, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the Merger and the arrangements in connection therewith.

8.	A certificate of the Senior Vice President and General Counsel of the Company dated the date hereof, as to certain facts relating to the Company.

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein

Martek Biosciences Corporation
May 20, 2002

as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

     Based upon, subject to, and limited by the foregoing, we are of the opinion that the Merger Shares are validly issued, fully paid, and nonassessable and that the Option Shares, when issued in accordance with the Option Agreements, will be validly issued, fully paid and nonassessable.

     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.